EXHIBIT 21.1

APPHARVEST, INC.

List of Subsidiaries

Subsidiary	Jurisdiction

AppHarvest Operations, Inc.	Delaware

AppHarvest Morehead Farm, LLC	Delaware

AppHarvest Richmond Farm, LLC	Delaware

AppHarvest Berea Farm, LLC	Delaware

Russell Springs Land Company, LLC	Delaware

Morehead Farm, LLC	Delaware